Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Among

CA, INC.,
as Seller,

and

ISLAND HEADQUARTERS OPERATORS LLC and ISLANDIA OPERATORS LLC,
collectively, as Purchaser.

Dated as of August 15, 2006

Property:
One CA Plaza, Islandia, New York

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List of Exhibits

Exhibit A:	Description of Land

Exhibit B:	Omitted

Exhibit C:	Omitted

Exhibit D:	Permitted Exceptions

Exhibit E:	Form of Deed

Schedule A to Deed:	Legal Description of Real Property

Schedule B to Deed:	Permitted Exceptions

Exhibit F:	Site Plan showing Current LIPA Area and Former LIPA Area

Exhibit G:	Site Plan showing Pump Station Area

List of Schedules

Schedule 1:	Environmental Reports

Schedule 2:	Retained Fixtures

Schedule 3:	Notices of Violations

Schedule 4:	Property Documents

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PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of the 15th day of August, 2006 among CA, INC., a Delaware corporation (“Seller”), ISLAND HEADQUARTERS OPERATORS LLC, a Delaware limited liability company, as to an estate for years of twenty-seven (27) years, beginning on the Closing Date and ending on the day preceding the twenty-seventh (27th) anniversary of the Closing Date (“Island”), and ISLANDIA OPERATORS LLC, a Delaware limited liability company for the remainder interest, consisting of the entire fee simple interest in the Property other than the estate for years (“Islandia”, and together with Island, “Purchaser”).

Preliminary Statement

WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase and accept from Seller, any and all of Seller’s right, title and interest in and to the Property (as hereinafter defined), upon and subject to the terms and conditions set forth herein.

WHEREAS, contemporaneously with the closing of said sale and purchase, Purchaser, as lessor, and Seller, as lessee, desire to enter into a lease of the Property, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Interpretation.  Unless a clear contrary intention appears:

(a)           The terms “herein”, “hereto”, “hereunder” and all terms of similar import shall be deemed to refer to this Agreement as a whole rather than to any Article or Section of or Exhibit to this Agreement.

(b)           Unless otherwise specified, references in this Agreement to (i) “Section      ”, “Subsection      ” or “Article      ” shall be deemed to refer to the Section, Subsection or Article of this Agreement bearing the number so specified, (ii) “Exhibit      ” shall be deemed to refer to the Exhibit or Schedule of this Agreement bearing the letter or number so specified, and (iii) references to this “Agreement” means this Agreement and any exhibits and attachments hereto.

(c)           Unless otherwise specified or unless inappropriate in any specific context, all references in this Agreement to any singular noun shall be deemed equally applicable to the plural of such noun, and all references to the plural of any noun shall be deemed equally applicable to the singular of such noun.

(d)           Captions used for or in Sections, Articles, Schedules and Exhibits of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e)           The terms “include”, “including” and “such as” shall each be construed as if followed by the phrase “without being limited to”.

(f)            If the last day of any time period stated herein shall fall on a day that is not a Business Day, then the duration of such time period shall be extended so that it shall end on the next succeeding day that is a Business Day.

(g)           A reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute.

(h)           If a provision hereof states that a party may not unreasonably withhold its consent or approval hereunder, then such party may also not unreasonably condition or delay such consent or approval.

(i)            Neither party (nor its counsel) shall be deemed to have been the drafter of this Agreement, such that it shall not be construed against any party as the drafter thereof.

Section 2.               Definitions.  The following terms shall have the following meanings for all purposes of this Agreement:

“Access Agreement” shall have the meaning set forth in Section 6(c).

“Buildings” shall mean the buildings and structures on the Property, including, the six-story central office tower, the two-story atrium building and the two-story annex.

“Business Day” shall mean any day other than (i) Saturday and Sunday or (ii) a day on which the banks in State are required to close.

“Claims” shall have the meaning set forth in Section 20(a).

“Closing” shall mean the closing of the purchase, sale and lease of the Property pursuant hereto.

“Closing Date” shall mean the date of this Agreement.

“Current LIPA Area” shall have the meaning given such term in Section 6(b).

“Deed” shall mean the form of deed attached hereto as Exhibit E.

“Due Diligence Period” shall have the meaning given such term in Section 6(a).

“Environmental Laws” shall have the meaning given such term in the Lease.

“Environmental Reports” shall mean the environmental assessment reports specified on Schedule 1 hereto.

“Escrow Instructions” shall have the meaning set forth in Section 4(b).

“Fixtures” shall have the meaning set forth in the definition of the term “Property”.

“Former LIPA Area” shall have the meaning given such term in Section 6(b).

“Governmental Authority” shall have the meaning given such term in the Lease.

“Improvements” shall mean the Buildings and all fixtures attached to or located in, on or under the Buildings and other structures situated on the Land, including the roads, parking lots and structures, structural systems, mechanical systems, electrical systems, power plants, storage tanks, heating, ventilation and air conditioning systems, plumbing systems, fire and life-safety systems, access ways, sidewalks, recreational areas, vehicle control facilities, landscaping and utility systems used or procured for use in connection with the operation and maintenance of the Property, excepting, however, any personalty, including machinery, inventory, tools, trade equipment, trade fixtures and furniture.

“Land” shall have the meaning set forth in the definition of the term “Property”.

“Lease” shall mean the form of lease agreement being executed and delivered concurrently herewith.

“LIPA” shall have the meaning given such term in Section 6(b).

“Organizational Document” means with respect to any Person (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws, (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, limited partnership agreement and any voting trusts or similar arrangements applicable to its partners or any of its partnership interests, (iii) in the case of a limited liability company, such Person’s certificate of formation or certificate of organization, limited liability company agreement and any other document affecting the rights or duties of managers or holders of limited liability company interests or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents establishing or affecting the duties or rights of holders of equity interests in such Person.

“Permitted Exceptions” means those items set forth on Exhibit D, together with any other title matter that, in Purchaser’s reasonable discretion, does not affect (other than to an immaterial extent) the value or intended use of the Property.

“Property” means that real property described on Exhibit A (the “Land”); together with the Buildings and the other Improvements; together with all replacements, modifications, alterations and additions thereto; together with all easements, rights and appurtenances relating to the Land or the Improvements; but excluding any Retained Fixtures (collectively, excluding the Retained Fixtures, the “Fixtures”), subject to the Permitted Exceptions. Notwithstanding the foregoing or anything to the contrary herein, the following are expressly excluded from the definition of “Property” hereunder: (a) all tangible and intangible personal property, including all intellectual property whether owned or leased by Seller or third parties, all software object and source code, all trade fixtures, furniture and furnishings (including computers, servers, inventory and tools) and all equipment in any way related to the use, occupancy, repair or maintenance of the Property, except if the same is incorporated into the structural, mechanical, plumbing, heating, ventilation and air conditioning or electrical systems of any of the Main Buildings, and (b) any deposits with from utility companies or governmental agencies provided by Seller and any refunds that are now or may hereafter be payable in respect of the Property (including relating to real estate taxes) attributable to the period prior to the Closing Date.

“Property Documents” shall have the meaning set forth in Section 14(k).

“Pump Station Area” shall have the meaning set forth in Section 6(b).

“Purchase Price” shall have the meaning set forth in Section 4(a).

“Purchaser” shall have the meaning set forth in the introduction, and unless otherwise stated or the context shall otherwise require, references to “Purchaser” herein shall be deemed to mean each of the parties comprising Purchaser.

“Purchaser Parties” shall have the meaning set forth in Section 20(b).

“Purchaser Related Party” shall have the meaning set forth in Section 19(b).

“Purchaser’s Designated Representatives” means Francesco Piovanetti and David Metzman, provided that on notice to Seller, Purchaser shall have the right from time to time to replace any one or more of the above-specified persons.

“Purchaser’s knowledge”, “known to Purchaser” and words of similar import shall mean to the actual knowledge of either of Purchaser’s Designated Representatives.

“Retained Fixtures” means those fixtures in respect of the Improvements specified on Schedule 2 hereto.

“Seller” shall have the meaning set forth in the introduction.

“Seller Parties” shall have the meaning set forth in Section 20(a).

“Seller Related Party” shall have the meaning set forth in Section 19(b).

“Seller’s Designated Representatives” means Charles Quinn, provided that, on notice to Purchaser, Seller shall have the right from time to time to replace any one or more of the above-specified persons.

“Seller’s knowledge”, “known to Seller” and words of similar import shall mean the actual knowledge of Seller’s Designated Representatives.

“State” means New York State.

“Subordination, Nondisturbance and Attornment Agreement” shall have the meaning set forth in Section 12.

“Title Documents” shall have the meaning set forth in Section 6(b).

Section 3.               Agreement to Sell and Purchase.  Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and take from Seller, the Property, subject to and in accordance with all of the terms and conditions of this Agreement.

Section 4.               Purchase Price; Allocation; Method of Payment.  (a)  The purchase price for the Property (the “Purchase Price”) shall be TWO HUNDRED FOUR MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($204,300,000.00), and shall be payable as set forth below in this Section 4.

(b)           On the Closing Date, Island shall pay to Seller cash in the amount of ONE HUNDRED EIGHT MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($108,400,000.00), and Islandia shall pay to Seller in cash NINETY-FIVE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($95,900,000.00), which latter amount shall be adjusted for prorations, if any, as provided for in this Agreement.

(c)           At the Closing, and subject to the satisfaction of all conditions to Closing, the Purchase Price (adjusted to reflect prorations and other adjustments, if any) shall be paid to Seller by wire transfer of immediately available federal funds to the following account (or, at Seller’s election, such other account as Seller may designate no later than two (2) Business Days prior to the Closing Date):

Bank:  Wachovia Bank, N.A.

ABA#:  0312-0146-7

Account Name:  CA, Inc.

Account Number:  2000028308067

Section 5.               Agreement to Lease.  On the Closing Date, and as a condition to each party’s obligations hereunder, Purchaser shall lease to Seller, and Seller shall accept and lease from Purchaser, the Property, on the terms and conditions set forth in, and in accordance with, the provisions of the Lease.  The provisions of this Section shall survive the Closing.

Section 6.               Due Diligence.

(a)           Generally.  Purchaser had the period of time commencing on or about May 17, 2006 and continuing until the date hereof (such period, the “Due Diligence Period”) to review and approve all matters relating to the Property, including:

(i)            all matters relating to title (including easements and access rights affecting the Property), subject, however, to the terms of Section 6(b) below,

(ii)           governmental and other legal requirements (including taxes, assessments, zoning, use permit requirements, building codes, certificates of occupancy, governmental permits, site plans, and other plans and specifications, including the lack of any of the foregoing),

(iii)          the physical condition of the Property, including the interiors, exteriors, structures, pavements, utilities and other physical and functional aspects of the Property,

(iv)          leases and occupancies affecting the Property,

(v)           service contracts, construction contracts, management contracts, operating agreements,

(vi)          the financial condition of Seller, and

(vii)         any other agreements, documents, instruments or the like material to the use, value, operation, repair, development or leasing of the Property.

(b)           Title Matters.  Concurrently with and prior to the execution and delivery hereof, Purchaser has reviewed such surveys, title commitments and title documents (collectively, “Title Documents”) in respect of the Property as Purchaser shall have deemed appropriate or necessary in connection with its contemplated purchase of the Property, and agrees and acknowledges that disposition or other removal of any lien, encumbrance, claim or defect of any sort or manner in respect of title to the Property shall not be a condition to Purchaser’s obligations.  For the avoidance of doubt, Purchaser expressly acknowledges that the following shall constitute Permitted Exceptions: (i) (A) the presence of Long Island Power Authority (together with its successors, “LIPA”) power lines and the utility poles as currently situated on the southern and eastern portion of the Land as more particularly shown on Exhibit F (the land on which such poles are currently situate and any nearby land reasonably necessary or appropriate for the maintenance, repair and replacement of such power lines and utility poles, and access thereto (collectively, the “Current LIPA Area”), and any fee or easement rights of LIPA that LIPA may currently have in respect of the Current LIPA Area, (B) LIPA’s fee ownership of several parcels in respect of which Seller has easement rights (as shown in the Title Report) (the “Former LIPA Area”), as more particularly shown on Exhibit F, (C) the rights of LIPA and the obligations of Seller (including those obligations that run with the land) pursuant to that certain Electric Facilities Construction Agreement, dated April 15, 1999, between Seller (then known as Computer Associates International, Inc.) and LIPA, and (ii) any fee, easement and/or rights of Suffolk County or any of its agencies or subdivisions, or any water or utility company in respect of the pump station on the southeastern portion of the Land as more particularly shown on Exhibit G hereto (the “Pump Station Area”), including rights to maintain, repair and replace underground pipes, conduits and the like on the Property outside of the Pump Station Area running between the Pump Station Area and the outer boundaries of the Land, which pipes, conduits and the like would service the Property and/or other properties, and including necessary or appropriate rights of access and egress in connection with the foregoing, whether now existing or hereafter granted by Seller.

(c)           Inspection. During the Due Diligence Period, Purchaser and its representatives were granted access to the Property to inspect the same from time to time in accordance with the terms of that certain Access Agreement, dated as of May 17, 2006, between Seller and CRIC Capital, LLC, a Delaware limited liability company and asset manager of Purchaser, as the same was amended from time to time (the “Access Agreement”).  Purchaser shall comply with the obligations of “Purchaser” under the Access Agreement.

Section 7.               Responsibility for Costs; Adjustments and Prorations.  The following adjustments and prorations shall be made at Closing (and the obligations of Seller and Purchaser under this Section shall survive the Closing):

(a)           Transfer Taxes; Recording Charges.  Seller or Purchaser (as specified below) shall pay, at Closing and in the manner required by law, the following taxes and charges that may be due and payable by reason of the execution, delivery and/or recordation of the Deed and the other transactions contemplated hereto (and Seller and Purchaser shall each execute and deliver such transfer tax declarations or affidavits of consideration and transfer tax returns and, without increasing any liability hereunder expressly agreed to on the part of such party, such other documents and instruments as may be required by law or prevailing custom):

(i)            Seller shall pay the state transfer tax,

(ii)           Seller shall pay recording fees for the recordation of the Deed, and

(iii)          Purchaser shall pay any mortgage recording taxes and recording charges.  (if any) that may be due and payable by reason of the execution, delivery and/or recordation of any mortgage or deed of trust securing Purchaser’s financing.

(b)           Title Insurance and Surveys.  Purchaser shall pay the costs of Purchaser’s and its mortgagee’s title insurance and the costs of survey work.

(c)           No Prorations and Adjustments; Credits or Refunds.  Because the Property will be net leased to Seller under the terms of the Lease as of the Closing Date, it is agreed that the parties will not make prorations or adjustments at the Closing of property charges that are otherwise customarily prorated and adjusted between buyers and sellers of real property (such as real estate taxes, water, sewer, utility charges and service contract payments).  Seller may retain, and Purchaser shall promptly upon receipt pay over to Seller, any credits or refunds in respect of any such charges allocable to the period prior to the Closing (and Seller shall have the same rights of contest as Seller (as lessee) has in respect of such charges allocable to the term of the Lease).

(d)           Each of Seller and Purchaser shall pay its respective attorneys’ fees and expenses, and Purchaser shall pay any costs, fees and expenses (including attorneys’ fees) incurred in connection with the arrangement of any mortgage or other financing in connection with the transactions contemplated hereby.

(e)           The provisions of this Section shall survive the Closing.

Section 8.               Closing.  The Closing shall be held concurrently with the execution of this Agreement in the offices of Seller’s counsel or at such other location as the parties shall mutually determine.  Subject to the other terms and conditions hereof, at the Closing, Seller shall convey Seller’s title to the Property to Purchaser by the Deed, subject to Permitted Exceptions, without any warranty or representation of any kind (except as expressly provided herein), concurrently with payment of the Purchase Price by the Purchaser.  Purchaser’s acceptance of the Deed shall be deemed to be the full performance and discharge of any and all of Seller’s obligations hereunder, except those expressly set forth herein as surviving (subject to any other limitations on such survival expressed herein).

Section 9.               Conditions to Closing.  (a)  Conditions to Seller’s Obligations.  The obligation of Seller to close title on the Closing Date under this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in writing:

(i)            Payment of the Purchase Price.  Seller shall have received the Purchase Price as provided herein.

(ii)           Purchaser Representations and Warranties.  All representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date.

(iii)          Purchaser’s Covenants.  Purchaser shall have performed in all material respects all of its material obligations and complied in all material respects with all of its material covenants in this Agreement to be performed or complied with on or prior to the Closing Date.

(iv)          Officer’s Certificate.  Seller shall have received an Officer’s Certificate from Purchaser certifying (A) Purchaser’s Organizational Documents and (B) authorizing resolutions for Purchaser’s execution and delivery of this Agreement and the Lease and all other agreements and instruments to be executed and delivered by Purchaser hereunder or thereunder as of the Closing Date, Purchaser’s consummation of the transactions contemplated herein and therein and performance of all obligations hereunder and thereunder, together with an incumbency certificate for each signatory of this Agreement, the Lease and any other agreement or instrument to be delivered hereunder or thereunder.

(v)           Purchaser Deliveries. Purchaser shall have executed and delivered to Seller a counterpart of the Lease and an opinion of Purchaser’s counsel that the Lease is enforceable against Purchaser in accordance with its terms subject to customary bankruptcy and equitable remedies.

(vi)          Execution and Delivery of other Closing Documents.  Purchaser shall have executed and delivered each of the other documents, agreements and other instruments to be executed and delivered by Purchaser hereunder at or before the Closing (including, if applicable, the Subordination, Nondisturbance and Attornment Agreement).

(vii)         Other Conditions.  Any other matter expressly set forth herein as a condition to Seller’s obligation to close or as a matter to be completed or effected prior to Closing.

(b)           Conditions to Purchaser’s Obligations.  The obligation of Purchaser to close title under this Agreement on the Closing Date is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Purchaser:

(i)            Seller Representations and Warranties.  All representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date (except for those representations and warranties that are made only as of a specified date).

(ii)           Seller’s Covenants.  Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants in this Agreement to be performed or complied with on or prior to the Closing Date.

(iii)          Officer’s Certificate.  Purchaser shall have received an Officer’s Certificate certifying (A) Seller’s Organizational Documents and (B) evidence reasonably satisfactory to Purchaser of the authorization, execution and delivery by Seller of this Agreement and the Lease, respectively, and all other agreements and instruments to be executed and delivered by Seller hereunder or thereunder (respectively) as of the Closing Date, together with an incumbency certificate for each signatory of this Agreement, the Lease and any other agreement or instrument to be delivered hereunder or thereunder.

(iv)          Seller Deliveries.  Seller shall have delivered to Purchaser:

(A)  a bargain and sale deed in the form attached as Exhibit E, with covenant against grantor’s acts, in recordable form, duly authorized and executed by or on behalf of Seller, conveying fee simple title to the Property, subject to all Permitted Exceptions (the “Deed”),

(B)  a counterpart of the Lease, duly executed by or on behalf of Seller,

(C)  an affidavit certifying that Seller is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code,

(D)  [omitted];

(E)  to the extent in Seller’s possession and not otherwise delivered or available to Purchaser prior to the Closing, copies of all governmental permits and certificates of occupancy,

(F)  any applicable State or local transfer tax forms in accordance with Section 7(a),

(G)  an assignment by Seller to Purchaser of (1) all licenses, permits and other governmental approvals to operate the Property, and (2) all warranties and guarantees with respect to the improvements, fixtures and equipment (if any) included within the Property, provided that such assignment shall be restricted to such items which legally may be assigned and the assignment of which does not impair in any respect or result in the loss of the rights of the holder thereunder.

(H)  documents reasonably required by the Purchaser’s lender to be signed by Seller such as an estoppel by Seller in respect of the Lease in form and substance reasonably acceptable to Seller and Purchaser’s lender, the Subordination, Nondisturbance and Attornment Agreement (as defined in Section 12(ii)) and other customary documents; provided, however, that the foregoing shall not impose any additional liabilities or duties upon Seller beyond those imposed herein and as of the date hereof or imposed upon Seller, as lessee, under the Lease, and

(I)  an opinion of Seller’s counsel that the Lease is enforceable against Seller in accordance with its terms subject to customary bankruptcy and equitable remedies.

(v)           Execution and Delivery of Other Closing Documents.  Seller shall have executed and delivered each of the other documents, agreements and other instruments to be executed and delivered by Seller hereunder at or before the Closing.  Seller shall execute and deliver each of the other documents, agreements and other instruments to be executed and delivered by Seller hereunder at or before the Closing.

(vi)          Other Conditions.  Any other matter expressly set forth herein as a condition to Purchaser’s obligation to close or as a matter to be completed or effected prior to Closing.

Notwithstanding anything herein that may be construed to the contrary, under no circumstances shall Purchaser’s obligations hereunder be conditioned on Purchaser’s ability to obtain and/or close on any financing to pay all or any portion of the Purchase Price.

Section 10.             Omitted.

Section 11.             Title Support.  At the Closing, in connection with the issuance of title policies in respect of the Deed and any mortgage by Purchaser, each of Seller and Purchaser agrees that it shall execute and deliver to the Title Company such certificates and similar documentary evidence as the Title Company may reasonably require to establish the authority of the individual signing this Agreement and the other instruments and agreements to be delivered at Closing by such party or such other matters as the Title Company may reasonably request; provided, however, neither party shall be required to execute and deliver any such certificate, instrument or agreement that increases in any material respect any obligation or risk of liability on the part of such party that such party would otherwise have hereunder, except Seller will provide a customary affidavit to the Title Company (with such changes therein as may be requested by Seller and agreed to by the Title Company).

Section 12.             Recordation.  The parties will instruct the Title Company to record the following instruments in the indicated order, in the appropriate land recording office for the Property:

(i)            The Deed;

(ii)           If a mortgage or deed of trust in respect of the Property has been granted by Purchaser in connection with the Closing,

(A)such mortgage or deed of trust;

(B)a subordination, nondisturbance and attornment agreement in the form of Exhibit D to the Lease (the “Subordination, Nondisturbance and Attornment Agreement”), which shall be executed and delivered by Purchaser, Seller and the holder of such mortgage or deed of trust lien; and

(C)a memorandum of lease executed by Purchaser and Seller in form and substance reasonably satisfactory to the parties.

The provisions of this Section shall survive the Closing.

Section 13.             Omitted.

Section 14.             Representations and Warranties of Seller.  Seller represents and warrants to Purchaser the following:

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)           Seller has the lawful right, power, authority and capacity to consummate the transactions contemplated by this Agreement in accordance with the terms, provisions and conditions of this Agreement.  Seller has the lawful right, power, authority and capacity to consummate the transactions contemplated by the Lease in accordance with the terms, provisions and conditions of the Lease.

(c)           This Agreement has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and the execution, delivery and performance hereunder do not (i) require any approval of the stockholders of Seller or any approval or consent of any trustee or holder of any indebtedness or obligation of Seller or any other person other than such consents and approvals as have been obtained, (ii) contravene any applicable law binding on Seller or (iii) contravene or result in any breach of or constitute any default under Seller’s Organizational Documents, or any indenture, mortgage, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound, or result in the creation of any lien upon any property of Seller, where such breach, default or creation of lien would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d)           Upon the execution and delivery of the Lease, the Lease shall have been duly authorized by all necessary corporate action on the part of Seller and duly executed and delivered by Seller, and the execution, delivery and performance thereunder will not (i) require any approval of the stockholders of Seller or any approval or consent of any trustee or holder of any indebtedness or obligation of Seller or any other person other than such consents and approvals as have been obtained, (ii) contravene any applicable law binding on Seller or (iii) contravene or result in any breach of or constitute any default under Seller’s Organizational

Documents, or any indenture, mortgage, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound, or result in the creation of any lien upon any property of Seller, where such breach, default or creation of lien would have a material adverse effect on the ability of Seller to perform its obligations under the Lease.

(e)           This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equity principles.

(f)            Upon execution and delivery by Seller (and when duly executed and delivered by Purchaser), the Lease will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equity principles.

(g)           All authorizations, consents or approvals by any Governmental Authority required in connection with the execution and delivery by Seller of this Agreement and the Lease, respectively, or in connection with the performance by Seller of its obligations under this Agreement, or in connection with the performance by Seller of its obligations under the Lease to be performed as of the Closing Date, have been obtained, given or made.

(h)           There are no actions, suits or proceedings against Seller pending or, to Seller’s knowledge, threatened which adversely affect title to the Property (including any proceeding in condemnation or eminent domain) or which, if determined adversely to Seller, would materially adversely affect Seller’s ability to perform its obligations under this Agreement or the Lease, respectively.

(i)            Except as may be set forth on Schedule 3 hereto, to Seller’s Knowledge, Seller has not received any written notices of violation of any of the Property Documents or any written notice from any Governmental Authority of violations affecting the Property that have not been cured and have a material adverse effect on the value of the Property.

(j)            Except as may be disclosed in the Environmental Reports, to Seller’s knowledge:

(i)            the Property is in material compliance with all Environmental Laws; and

(ii)           Seller has not received any written notices, claims, actions or proceedings from any Governmental Authority of violations of any Environmental Laws affecting the Property that have not been cured and have a material adverse effect on the value of the Property.

(k)           Schedule 4 hereto lists each agreement entered into by Seller (or otherwise known to Seller) that has a material adverse effect on the value of Purchaser’s interest in the Property, taking into account Seller’s obligations as “Lessee” under the Lease, and running as a covenant with the land such that the Property would be subject thereto from and after the Closing (the “Property Documents”).

(l)            Seller’s Designated Representatives serve in positions that make them the appropriate persons to make statements qualified herein by “Seller’s Knowledge.”

Section 15.             Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller the following:

(a)           Purchaser is a limited liability company, duly organized or formed, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business in the State.

(b)           Purchaser has the lawful right, power, authority and capacity to consummate the transactions contemplated by this Agreement and the Lease in accordance with the terms, provisions and conditions of, respectively, this Agreement and the Lease.

(c)           Each of this Agreement and the Lease has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Lease have been duly executed and delivered by Purchaser, and the execution, delivery and performance by Purchaser of its obligations under this Agreement and the Lease do not and will not (i) require any approval of the equity owners of Purchaser or any approval or consent of any trustee or holder of any indebtedness or obligation of Purchaser or any other person other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on Purchaser or (iii) contravene or result in any breach of or constitute any default under Purchaser’s Organizational Documents, or any indenture, mortgage, loan agreement, lease or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or result in the creation of any lien upon any property of Purchaser, where such breach, default or creation of Lien would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Lease.

(d)           This Agreement and the Lease constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equity principles

(e)           All authorizations, consents or approvals by any Governmental Authority required in connection with the execution, delivery and performance by Purchaser of this Agreement and the Lease have been obtained, given or made.

(f)            There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser.

(g)           Neither Purchaser nor any person who owns a direct or indirect interest in or otherwise controls Purchaser is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of

Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders. None of Purchaser or any owner of a direct or indirect legal or beneficial interest in Purchaser is restricted or prohibited from entering into this Agreement or the Lease (either directly or indirectly) by any United States federal or state law, Executive Order of the President of the United States or any rule, regulation or other promulgation of any Governmental Authority.

(h)           Purchaser has taken measures to the extent required by law (including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957) to assure that (i) funds to be used to pay the Purchase Price and (ii) with respect to each holder of a direct or indirect interest in Purchaser, funds invested by such holders in Purchaser, are derived from legal sources.  The source of Purchaser’s funds for the payment of the Purchase Price is as follows: (y) proceeds of the sale of U.S. real estate held by J.P. Morgan Property Exchange Inc. on behalf of Westminster Properties, Ltd. and Wellington Estates, Ltd., indirect owners of Purchaser (“Owners”), and contributed by Owners, through other affiliates (the “Other Affiliates”), to Purchaser, all of which Other Affiliates are United States persons, are not competitors of Seller and satisfy the U.S. “PATRIOT Act” requirements;(z) other unencumbered funds of Owners contributed by Owners, through the Other Affiliates, to Purchaser. All of Purchaser’s funds for the payment of the Purchase Price are being wired from accounts at JPMorgan/Chase and are derived from legal sources, and the individual(s) constituting the ultimate beneficial owner(s) of such funds is Jay Johnston of Gramercy Advisors (Greenwich, CT).

Section 16.             Provisions relating to Representations and Warranties.  Unless otherwise expressly provided herein to the contrary, the representations and warranties set forth in Section 14(h) through 14(k) shall survive the delivery of the Deed and the consummation of the transactions to be consummated on the Closing Date for a period of six (6) months after the Closing Date, and no claim may be brought or asserted by either party hereto on the basis of a misrepresentation or a breach of a warranty made herein unless a legal action shall have been commenced thereon prior to the expiration of said period. In no event shall a party be liable for a misrepresentation or breach of warranty hereunder if the facts giving rise to such misrepresentation or breach was disclosed or actually known to the other party (or its counsel) on or prior to the date hereof; provided, however, nothing herein contained shall relieve Seller of its obligations and duties as lessee under the Lease.

Section 17.             Omitted.

Section 18.             Hazardous Materials.  In addition to and not by way of limitation of the sale of the Property on an “AS IS” basis under this Agreement, Purchaser acknowledges receipt of the Environmental Reports.  Purchaser has made such studies and investigations, conducted such tests and surveys and engaged such specialists and experts as Purchaser deems appropriate to fairly evaluate the Property and its risks from environmental, hazardous or toxic materials and chemicals. Purchaser shall have no recourse to Seller in respect of the Environmental Reports. Seller makes no representations or warranties whatsoever to Purchaser regarding: (i) the Environmental Reports (including the contents and/or accuracy thereof), and (ii) the presence, location or scope of any hazardous or toxic materials or chemicals in, at, or under the Property. By its execution of this Agreement, Purchaser hereby releases Seller from any and all liability to Purchaser and to Purchaser’s successors in interest attributable to the presence, discovery, or removal of any hazardous or toxic materials or chemicals in, at, or under the Property, except as otherwise provided in the Lease.  Notwithstanding anything herein to the contrary, the agreements of Purchaser set forth in this Section shall survive the execution and delivery of (and shall not merge into) the Deed and shall be enforceable at any time thereafter. The foregoing shall not be deemed to affect any obligation, liability or rights of Purchaser as lessor or of Seller as lessee pursuant to the provisions of the Lease.

Section 19.             AS-IS; RELEASE.  (a)  PURCHASER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE ON AN “AS IS” BASIS.  SELLER AND PURCHASER AGREE THAT THE PROPERTY SHALL BE SOLD “AS IS, WHERE IS, WITH ALL FAULTS” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND, EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTY OF OR WITH RESPECT TO INCOME POTENTIAL, DEVELOPMENT FEASIBILITY, POTENTIAL OR COSTS, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN.  Purchaser and experts of Purchaser’s choice have (i) physically inspected the Property, (ii) determined the fair market value of the Property in its “AS IS” condition, (iii) analyzed the present and projected uses of the Property, and (iv) independently tested and examined the Property from a physical, structural and environmental standpoint. Purchaser is not relying upon any representation, inducement or unperformed promise of Seller or Seller’s agents except to the extent such inducement, representation or unperformed promise is expressly set forth herein.

(b)           PURCHASER HEREBY RELEASES SELLER AND ANY AGENT, REPRESENTATIVE, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ZONING VIOLATIONS OR IRREGULARITIES, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY, ANY ENVIRONMENTAL CONDITION AT, IN, ON OR UNDER THE PROPERTY, ANY PRODUCT LIABILITY CLAIMS OR ANY FINANCIAL INABILITY IN RESPECT OF SELLER, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, IN EACH CASE EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR IN THE LEASE.  THIS RELEASE WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS.  THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR

WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD AFFECT PURCHASER’S RELEASE TO SELLER.  The foregoing shall not be deemed to affect any rights of Purchaser, as lessor, or any obligations of Seller, as lessee, under the Lease.

(c)           Purchaser acknowledges and agrees that the provisions of this Section were a material factor in inducing Seller to enter into this Agreement and in determining the Purchase Price for the transaction contemplated by this Agreement.

(d)           Property Information from Seller’s Agents.  Prior to the date of this Agreement, Purchaser has requested from Seller’s agents (e.g., on-site Property manager, contractors, or similar individuals or entities engaged by Seller relating to or involving the Property) information regarding the Property or Seller, or some aspect of the Property, its history, condition or prospects for future use or development by Purchaser, and Seller has endeavored to supply such information to the extent it reasonably could do so.  Purchaser has been informed that Seller’s files may not be complete.  While Seller has been willing to cooperate with Purchaser in the manner described in the second immediately preceding sentence, and Seller has instructed Seller’s Designated Representatives to so cooperate with Purchaser, SELLER IS UNWILLING TO SELL THE PROPERTY UNLESS SELLER IS RELEASED FROM LIABILITY BY PURCHASER AS SET FORTH ABOVE, AND IN CONSIDERATION FOR SELLER’S AGREEMENT TO SELL THE PROPERTY TO PURCHASER ON THE TERMS AND CONDITIONS HEREIN SET FORTH, PURCHASER AGREES THAT IT SHALL RELEASE SELLER, FOR STATEMENTS OR OPINIONS MADE BY OR INFORMATION FURNISHED BY SELLER’S AGENTS UNLESS THE STATEMENTS OR OPINIONS MADE BY OR INFORMATION FURNISHED BY SELLER’S AGENTS ARE INCORPORATED HEREIN AS SELLER REPRESENTATIONS.

(e)           Purchaser is experienced in and knowledgeable about the ownership, management, leasing and purchase of commercial real estate and office properties, and has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its tax or legal status, condition, value and potential.  Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except solely for the representations expressly made in this Agreement. Except as otherwise expressly set forth herein to the contrary, Purchaser is purchasing the Property in its physical condition “as is” and in its present condition.

(f)            In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent (including Jones Lang LaSalle), employee or other representative of Seller or by any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement or the Lease, whether or not any such representations, warranties or statements were made in writing or orally.

(g)           The terms of this Section shall survive the Closing.

Section 20.             Indemnification.  (a)  Purchaser hereby indemnifies, defends and holds Seller and its affiliates, subsidiaries, directors, officers, participants, agents, attorneys, employees, consultants and shareholders (collectively, the “Seller Parties”) harmless from and against any and all damages, losses, liabilities, penalties, costs and expenses whatsoever (including attorneys’ fees and costs) and claims therefor), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) based upon or arising out of: (i) any act, condition, omission, occurrence or liability at or associated with Purchaser’s investigation or inspection of the Property; or (ii) any breach by Purchaser of any of its obligations under this Agreement.

(b)           Seller hereby indemnifies, defends and holds Purchaser and its affiliates, subsidiaries, directors, officers, participants, managers, members, agents, attorneys, employees, consultants and shareholders (collectively, the “Purchaser Parties”) harmless from and against any and all Claims based upon or arising out of: (i) any personal injury, death or Property damage occurring at the Property prior to the Closing except as provided in Section 20(a)(i) or except as a result of Purchaser’s actions or omissions on or at the Property, (ii) any breach by Seller of any of its representations and warranties expressly set forth herein (subject to the limitations elsewhere expressed); and (iii) any breach by Seller of any of its obligations under this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, (i) Seller will have no obligation to indemnify or to reimburse the Purchaser pursuant to Section 20(b)(ii) or Section 20(b)(iii) unless and to the extent that the obligations of Seller under Sections 20(b)(ii) and 20(b)(iii) in the aggregate exceed $50,000 (the “Threshold Amount”), in which event the Seller will be responsible to reimburse the Purchaser for all losses exceeding the Threshold Amount, and (ii) Seller will have no obligation to indemnify or to reimburse the Purchaser pursuant to Section 20(b)(ii) or Section 20(b)(iii) to the extent that the obligations of Seller hereunder exceed in the aggregate $2,000,000.

(d)           The provisions of Section 20(a) and Section 20(b) shall not affect the rights and obligations of Purchaser and Seller under the Lease, and in the event of any conflict, the Lease shall govern.  The indemnification of the parties under this Section shall survive consummation of the transactions contemplated by this Agreement.

Section 21.             Omitted.

Section 22.             Omitted.

Section 23.             Brokers or Advisors.  (a)  Seller and Purchaser each represents and warrants to each other that, except with respect to Jones Lang LaSalle Americas, Inc. (whose fees shall be paid by Seller pursuant to and in accordance with a separate agreement), it has not dealt with any broker, financial advisor or agent with respect to the transactions contemplated by this Agreement or the Lease who, by reason of such dealing, has a claim against the other for a commission or fee.

(b)           Seller agrees to indemnify Purchaser and hold Purchaser harmless against any claims for commissions or fees that may be asserted in connection with this Agreement or the Lease based upon the acts or agreements of Seller.

(c)           Purchaser agrees to indemnify Seller and hold Seller harmless against any claims for commissions or fees that may be asserted in connection with this Agreement or the Lease based upon the acts or agreements of Purchaser (except as set forth in subsection (a) of this Section with respect to Jones Lang LaSalle Americas, Inc.).

(d)           The representations, warranties and indemnifications of the parties under this Section shall survive the consummation of the transactions contemplated by this Agreement.

Section 24.             Further Assurances.  Seller and Purchaser agree that they shall, at the request of the other, make, execute and deliver or obtain and deliver all such affidavits, deeds, certificates, and other instruments and documents which either party may reasonably require in order to more fully perfect the consummation of the transactions contemplated by this Agreement. The agreement of the parties under this Section shall survive the consummation of the transactions contemplated by this Agreement.

Section 25.             Binding Effect.  This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 26.             No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 27.             Confidentiality.  Except as required by law or regulation, including as required by the rules of the Securities and Exchange Commission, the parties agree that neither of them shall make public the terms and conditions of this Agreement (including the identity of the parties) or the fact that they have entered into this Agreement or any documents, studies or other materials concerning the Property or delivered by one party to the other hereunder (all of the foregoing, “Confidential Information”), without in each case first obtaining written permission from the other party or, with respect to documents, studies or materials concerning the Property, written permission from Seller); provided, however, either party may, without the other’s permission, share Confidential Information (a) which (i) becomes available to the public other than as a result of a disclosure by such party or its representatives in breach of this Agreement or the below-referenced Confidentiality Agreement, or (ii) was or becomes available to the party seeking to disclose the information on a non-confidential basis from a source (other than the party who provided such information or, with respect to documents, studies or materials concerning the Property, Seller) not bound by any confidentiality obligation or agreement with such party or Seller, as applicable, (b) with such party’s attorneys, accountants and other professional advisors and with existing or potential lenders or investors with respect to the Property (it being agreed that such directors, officers, employees and representatives shall be informed by the respective party of the terms of this Section 27 and shall agree to be bound by confidentiality and nondisclosure terms that are similar to the terms hereof), and such party shall be responsible for any breach of this Agreement by such party’s directors, officers, employees or representatives.  In the event that a party (the “subpoenaed party”) is requested or required (by subpoena or other legal process) to disclose any Confidential Information provided by the other party (the “interested party”), the subpoenaed party will give the interested party prompt written notice of such request so that the interested party may seek an appropriate protective order and/or waive (but only in a writing signed by the interested party) the subpoenaed party’s compliance with the provisions of this Section 27.  Without prejudice to the rights and remedies available hereunder, a party shall be entitled to seek equitable relief by way of injunction or otherwise upon a breach or threatened breach by the other party or its representatives of any of the provisions of this Section 27.  The obligations of the parties under this Section 27 will survive the Closing.  This Section 27 shall supersede the Confidentiality Agreement, dated as of December 15, 2005, between Jones Lang LaSalle Americas, Inc. and CRIC Capital, LLC, which shall be of no further force and effect.

Assignment.  Except as provided below in this Section, this Agreement cannot be assigned by Purchaser, nor may the direct or indirect interests in Purchaser be conveyed, voluntarily or involuntarily, by agreement or operation of law, in whole or in part without the prior written consent of Seller, which consent may be withheld by Seller for any reason whatsoever, and any assignment or transfer in violation of this Section 28 shall be null and void and constitute a material default on the part of Purchaser under this Agreement.  Notwithstanding the foregoing, Purchaser may collaterally assign all of its rights under this Agreement for any breach of warranty or other similar claim so long as following such assignment the assignee may pursue any such claim only subsequent to a foreclosure or other transfer of the Property to assignee.

Section 28.             Notices.  Any notice, request, demand, and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when personally delivered (which shall include delivery by overnight delivery service) or delivered by facsimile transmission or if not received earlier three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the others in the manner herein provided, may designate an address different from that set forth below.

To Seller:

CA, Inc.

One CA Plaza

Islandia, New York 11749

Attention: Lease Administration

Fax: (631) 342-6872

with a copy to:

CA, Inc.

One CA Plaza

Islandia, New York 11749

Attention: Legal – Real Estate Notice

Fax: (631) 342-4866

To Purchaser:

Island Headquarters Operators LLC
c/o CRIC Asset Management LLC, as Asset Manager
One Exeter Plaza
Boston, MA 02116
Fax: (617) 303-4440

And

Islandia Operators LLC
c/o CRIC Asset Management LLC, as Asset Manager
One Exeter Plaza
Boston, MA 02116
Fax: (617) 303-4440

with a copy to:

Liechty & McGinnis, P.C.
7502 Greenville Avenue, Suite 750
Dallas, Texas  75231
Attention:  Lorne O. Leichty, Esq.

Section 29.             Time of the Essence.  TIME IS OF THE ESSENCE OF THIS AGREEMENT WITH RESPECT TO EACH OF THE DATES SET FORTH HEREIN.

Section 30.             Severability.  If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 31.             No Waiver.  Failure by any party to complain of any action, non-action or default of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder, provided, however, the delivery by Seller and the acceptance by Purchaser of the Deed shall be deemed to be the full performance and discharge of every obligation on the part of Seller and Purchaser to be performed hereunder on or before the Closing Date, but shall not affect any of the obligations of the parties that are expressly stated to survive the Closing.  Waiver by any party of any right for any default of any other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default, past, present or future.

Section 32.             Applicable Law.  This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State.

Section 33.             Entire Agreement.  This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the matter contained herein, and this Agreement, together with the Exhibits and Schedules, contains the sole and entire understanding between Seller and Purchaser with respect thereto.

Section 34.             Modifications.  This Agreement may not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Purchaser.

Section 35.             Consequential, Exemplary or Punitive Damages.  In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

Section 36.             Attorneys’ Fees.  If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

Section 37.             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

Section 38.             Joint and Several.  The obligations and liabilities of Purchaser under this Agreement, which includes both Island and Islandia, are joint and several.

Section 39.             No Obligation to Obtain Loan.  Any references in this Agreement to Purchaser’s lender, to a loan to be obtained by Purchaser or to any similar matters, shall not be deemed to obligate Purchaser to obtain any such loan to purchase the Property.

Section 40.             1031 Exchange.  Seller will, at the request of Purchaser, cooperate with Purchaser as may be necessary or appropriate to structure its acquisition of the Property as a like-kind exchange under Section 1031 of the Internal Revenue Code, including without limitation acknowledging and consenting to the assignment by Purchaser of the rights under this Agreement to a qualified intermediary; provided that Seller shall not be required to accept title to any real property in order to effect such exchange and shall not be required to incur any expense or liability in performing its obligations under this Section 41; and further provided that the assigning Purchaser shall not be relieved of any of its obligations under this Agreement from and after such assignment.

Section 41.             Estate for Years and Remainderman.

(a)           Islandia hereby irrevocably directs Seller to pay all amounts payable to Purchaser hereunder to Island. If any dispute or uncertainty arises as to whether Island or Islandia is entitled to any sum payable by Seller hereunder, Seller will be fully protected upon payment thereof jointly to or for the account of Island and Islandia, or to a court of competent jurisdiction, until a final order of a court having jurisdiction of all of the parties orders otherwise.

(b)           Island and Islandia each affirms and agrees that it is subject to all of the covenants and restrictions imposed on Purchaser, and is making each of the representations and warranties, under this Agreement as fully and completely as if each such party were the sole Purchaser.

(c)           Each of Island and Islandia agrees that for any and all purposes under this Agreement, whenever Purchaser’s consent, approval or action is required or permitted under this Agreement, such consent, approval or action shall and may be granted, denied or taken only Island.  Such consent, approval or action shall be deemed to have been given or taken on behalf of both Island and Islandia as fully and completely as if both joined in such consent, approval or action.  Islandia grants to Island the sole and absolute authority to grant or withhold any such consent, approval or action and to take any such action on behalf of both Island and Islandia, and further hereby grants to Island an irrevocable power of attorney, coupled with an interest, to do or cause to be done all consent, approvals, actions or other manner of things required under this Agreement to be done or performed by Purchaser.

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Purchase and Sale Agreement as of the day and year first above written.

SELLER:

CA, INC., a Delaware corporation

By:	/s/ Bryan Urquhart
Bryan Urquhart
SVP- Finance and Administration

PURCHASER:

ISLANDIA OPERATORS LLC, a Delaware limited liability company

By:	/s/ Francesco Piovanetti
Francesco Piovanetti
Vice President

ISLAND HEADQUARTERS OPERATORS LLC, a Delaware limited liability company

By:	/s/ Francesco Piovanetti
Francesco Piovanetti
Vice President

Exhibit A
Description of Land

[As executed, the legal description in metes and bounds, but for purposes of this filing, the land commonly known as One CA Plaza, Islandia, NY 11749.]